MUNIYIELD ARIZONA FUND, INC.

FILE # 811-7083

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
12/19/01	Puerto Rico Commonwealth 5.75% 8/1/25	$1,095,845,000	$1,835,000	Morgan Stanley
		$	$
		$	$
		$	$